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                                                                   EXHIBIT 10.14


                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (Agreement) is made and effective this 26th Day of April 2000 by and between Infotopia, Inc. (Company) and Marek Lozowicki (Executive).

NOW, THEREFORE, the parties hereto agree as follows:

1.       EMPLOYMENT

The Company hereby agrees to employ the Executive for a term beginning on the date of this Agreement and ending April 26, 2003 as its Executive Vice President or at a higher responsible management position with the Company and the Executive hereby accepts such employment in accordance with the terms of this Agreement.

Not withstanding the aforesaid, if this Agreement shall not have been terminated in accordance with the provisions herein on or before April 26, 2003, the remaining term of the Agreement shall be extended such that each and every moment of time thereafter, the remaining term shall be one year unless (a) the Agreement is terminated earlier in accordance with the provisions herein or (b) on or after April 26, 2003, the Board of Directors or the Executive Committee of the Company notifies the Executive in writing of its determination to have the date of this Agreement expire one year from the date of such notification.

In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.       DUTIES OF THE EXECUTIVE

The Executive shall devote substantial time, attention and energy to the affairs of the Company and/or its subsidiaries during the term of this Agreement and shall have such duties, responsibilities and authority as shall be the character and dignity appropriate and consistent with the position and title of Executive Vice President or such responsibility or authority as from time to time additionally authorized by the Board of Directors. The Executive may engage in other activities, such as activities including serving on the Board of Directors of other corporations/organizations, and/or advising other corporations/organizations in each case to the extent that such activities do not materially detract from or limit the performance of the Executive's duties under this Agreement, or inhibit in any material way the business of the Company and its subsidiaries. The Executive will engage in no activity, paid or otherwise, for a competitor of the Company so long as this Agreement is in effect. The Executive shall perform all duties in a professional, ethical and businesslike manner.

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The Executive will not be required to render services hereunder outside of the
Raynham, Massachusetts area without his approval. Whether or not such approval is given, The Executive shall be entitled to full compensation as provided for in this Agreement. The Executive shall have the right to perform his duties out of any of his personal residences, provided that such does not result in actions injurious to the Company.

3.   COMPENSATION

     The Executive will be paid compensation during this Agreement as follows:

A.) A base salary, commencing April 26, 2000 of not less than $100,000 per year, (or such greater amounts as may be approved by the Board of Directors or the executive committee in accordance with authority given by the Board of Directors) payable in installments on a semi-monthly but not less than a monthly schedule. The Executive's base salary may be increased consistent with recommendations of the Executive Committee of the Board. At least annually the Executive Committee shall review the Executive's base salary for competitiveness and appropriateness in the industry. In no event shall the Executive's base salary be less than $100,000 on an annual basis.

B.) The Company agrees to pay a Quarterly Bonus of not less than $3,000 per calendar quarter to the Executive. During the term of this Agreement said bonus shall be paid in cash no later than the 1st day of each calendar quarter, with the first payment due and payable to the Executive on or before April 26, 2000 and continuing thereafter until the 26th day of 2003. From time to time during the term of this Agreement, the Executive may receive a greater quarterly bonus if approved by the Executive Committee; however, the quarterly bonus shall never be less than $3,000.

C.) In addition to the other payments referred to in this Agreement, the Executive shall be entitled to receive and participate in an annual incentive bonus plan. The amount of the Executive's participation and the benefits paid under the incentive bonus plan shall be based upon goals recommended by the Executive and approved by the Executive Committee. The annual incentive bonus plan payments will be paid in cash and the payment will be made not later than 30 days following the close of the fiscal year for each year this Agreement is in effect.

D.) In addition to other payments referred to in this Agreement, the Executive will be granted 1,000,000 shares of stock of the Company annually on the anniversary date of this Agreement. The above shares shall carry an anti-dilution provision and are not subject to any reverse split. The shares shall vest and be delivered not later that May 1, 2001, May 1, 2002 and May 1, 2003. Prior to vesting, the Executive shall be entitled to receive dividends on and vote the unvested shares. Should this Agreement be terminated prior to April 26, 2003 such shares shall be delivered and vested to the Executive as stated above. If the Company or its assets are acquired by another entity all stock in the agreement shall be considered due and vested.

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E.)  It is intended that the Executive have the opportunity to attain a reasonable ownership position of not less than 3% of the outstanding stock of the Company. The Executive is entitled to purchase not less than 3% of outstanding stock (The outstanding stock was 15,000,000 shares at the closing of this agreement). In furtherance of this goal and in addition to the payments referred to in this Agreement, the Executive shall be entitled to purchase the stock of the Company totaling no less than 1,800,000 shares or up to 4% of all issued and outstanding shares over 3 years. The first such award will be no less than 600,000 shares with an award date of June 1, 2000 and each additional year shares shall be awarded each June 1st through the year 2002. The purchase price of said shares shall be the lowest closing price of the IFTP stock during the last twelve months. The foregoing shall become vested immediately. The Executive shall have the right to purchase said shares by payment in cash or if approved by the Board of Directors, the Executive may execute a short-term note with the Company for payment of such stock. The exercise period to purchase said stock shall be one-year from the date of each increase in outstanding shares.

F.) The Executive may choose once each year of this Agreement to convert one-third of his annual salary to stock, with the purchase price shall be the lowest closing price of the IFTP stock during the last twelve months. The Executive may purchase said shares in one lump sum at any time within each 12-month period of the agreement.


G.) In addition to the other payments referred to in this Agreement, the Company agrees to award to the Executive a signing bonus of 1,000,000 shares of stock (shares to be vested immediately). Said shares of stock shall be awarded as soon as administratively practical following April 26, 2000 but not later than September 1, 2000.

H.) All shares included in this agreement shall carry piggyback registration rights.

I.) If any payments due the Executive under this Agreement result in the Executive's liability for an excise tax ("parachute tax") under Section 49 of the Internal Revenue Code of 1986, as amended (the "Code") the Company will pay to the Executive, after deducting any Federal, State or local income tax imposed, the "parachute tax" liability. Such payment shall be made to the Executive no later than 30 days prior to the due date of the "parachute tax."



4.   BENEFITS

A.) Holidays: The Executive will be entitled to at least nine (9) paid holidays each calendar year and twelve (12) personal days. The Company will notify the Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to



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     the requirements of the Company. Such holidays must be taken during the calendar year and unused days shall not carry forward into the next year.

B.)  Vacation: The Executive shall be entitled to five (5) weeks or thirty-five
     (35) paid vacation days per year effective as of the date of the Agreement. Any unused vacation time will be carried to the following year. Upon termination of this agreement all vacation time shall be paid to the Executive.

     The Company agrees to honor all previously earned and unused vacation time by the Executive while with NBM, Inc.

C.) Sick Leave: The Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be granted at the discretion of the Executive Committee of the Board of Directors.

D.) Medical and Group Life Insurance: Company agrees to include Executive and his family members in the group medical and hospital plan of the Company and provide group life insurance at no charge to the Executive, in the amount of $1,000,000 during the term of this Agreement. Executive shall be responsible for any state or federal tax imposed upon these benefits. If the Company does not provide Medical and Group Life insurance the Executive may be reimbursed for his own coverage.

E.) The Company shall provide at its expense disability insurance for the Executive for the term of this Agreement. If the Company does not provide disability insurance the Executive may be reimbursed for his own coverage.

F.) The Company shall provide at its expense Officer's and Director's liability insurance covering the Executive for the term of this Agreement. Such coverage shall be in the amount of not less than $5 million and shall be effective not later than September 1, 2000.

G.) Pension and Profit Sharing Plan: The Executive shall be eligible to participate in any pension or profit sharing plan or other type plan adopted by the Company for the benefit of its officers and/or regular employees.

H.) In addition to any other compensation, the Executive will receive an automobile of his choice not to exceed $800 per month or an allowance in the amount of $800 per month to be paid to the Executive each month during the term of this Agreement. The Executive may opt to lease a company car and be reimbursed all expenses including lease cost, insurance, maintenance, repair and gas pay in lieu of auto allowance.


I.) Expense Reimbursement: The Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment incurred by the Executive in

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     the performance of his duties. The Executive will maintain records and written receipts as required by Company policy and reasonably requested by the Board of Directors to substantiate such expenses. Subject to the terms of Section 2, the Executive may, at his sole discretion, work from his residence or a location of his choice. The Company will reimburse the Executive for reasonable home office use, including but not limited to an appropriate computer/modem installation.

J.) Cell phone Reimbursement: The Executive shall be entitled to reimbursement for cell phone service or the Company may at its expense provide the Executive with such service.

K.) Financial and Tax Advice: During (a) the term of this Agreement (b) the 12 month period following the termination of this Agreement as a result of Death and/or Disability, and (c) the three year period following the voluntary termination by the Executive with good reason or the involuntary termination by the Company without cause... the Company shall provide the Executive (or, if Executive shall have died, his estate) at the Company's expense, third party professional financial and tax advisory services, primarily oriented to planning in light of the Executive's entitlement to compensation and benefits and appropriate in light of circumstances of Executive or his estate. Executive (or his estate) may select the service professional of his choice.

5.   TERMINATION

A. The Company shall have the right to terminate this Agreement under the following circumstances:

   i. Upon the death of the Executive.

  ii. Upon notice to the Executive in the event of notice of illness or other disability which has incapacitated him from performing his duties for 12 consecutive months as determined in good faith by the Board.

 iii. For good cause upon notice from the Company. Termination by the Company of the Executive for "good cause" as used in this Agreement shall be limited to mean gross negligence, misappropriation or theft of Company funds or conviction of state or federal offenses which would prevent the Executive from performance of his duties.

With respect to any termination for good cause by the Company, the specifics of the cause shall be communicated to the Executive in writing at least thirty (30) days prior to the date on which the termination is proposed to take effect. The Executive shall be given the opportunity to correct or respond to such cause.

B. If this Agreement is terminated pursuant to Section 4 (A - iii) above, Executive's rights and the Company's obligations hereunder shall forthright terminate except as expressly provided in this Agreement.

C. If this Agreement is terminated pursuant to Section 4 (A - i or ii) hereof, Executive or his estate shall be entitled to receive 100% of the Executives salary and incentives for

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      the balance of the term of the Agreement, together with bonus and other incentives as provided for in this Agreement.

6.    TERMINATION BY EXECUTIVE

The Executive shall have the right to terminate this Agreement with thirty (30) days written notice the Company given within sixty (60) days of the occurrence of any of the following events:

A. The Executive is not elected or retained as Executive Vice President of the Company

B. The Company acts to materially reduce the Executive's position, title, duties, authority or responsibilities.

C. The Company acts to reduce the compensation, bonus or incentives of the Executive.

7.   CONSEQUENCES OF BREACH BY THE COMPANY

A. If this Agreement is terminated pursuant to Section 5 hereof, or if the Company shall terminate the Executive or the Executive's duties under this Agreement in any way that is a breach by the Company, the following shall apply:

   i. The Executive shall receive a cash payment that is equal to the present value of the Executive's base salary hereunder for the remainder of the term, payable within 30 days of the date of such termination.

  ii. The Executive shall be entitled to bonus payments and benefits as provided in Section 3 (it being understood, however, that all such bonus payments, if made pursuant to this clause, shall be paid in cash regardless of whether or not such payments exceed the cash limit.

 iii. All stock options and common stock and restricted stock granted by the Company to the Executive under this Agreement shall accelerate and become immediately vested and exercisable.

B. The parties believe that because of the limitations of Section 5 the above payments do not constitute "Excess Parachute Payments" under section 280G of the Internal Revenue Code of 1954, as amended (the Code). Notwithstanding such belief, if any benefit is determined to be an "Excess Parachute Payment" the Company shall pay the Executive an additional amount (Tax Payment) such that (x) the excess of all Excess Parachute Payments (including payment under this sentence) over the sum of the excise tax thereon under section 4999 of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under subtitle A of the Code and under applicable state law provided that the Company shall not be obligated to make tax payment in excess of the value of 6.6667 Compensation Years. For the purposes hereof, the value of a Compensation Year, including stock options and bonus entitlements, is defined as equal two (2) times the base salary set forth in this Agreement.

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8.   CHANGE OF CONTROL

If, within twenty-four (24) months following a change of control the Executive is terminated, the termination shall be deemed a "Change of Control Termination." For the purpose of this paragraph... (a) the delivery of a notice of termination by the Company... within 24 months of a Change of Control and (b) a Constructive Discharge within 24 months following a Change of Control will also be deemed a Change of Control Termination. In the event of a Change of Control Termination, the Company will pay to the Executive a lump sum payment of 299% of the Executive's average annual base salary plus both quarterly and annual incentive bonuses during the preceding 3 year period. In the event that a Change of Control Termination occurs before the Executive completes three (3) years of service, the lump sum payment will be valued at 299% of the Executive's average annual base salary plus both quarterly and annual incentive bonuses during all years of service. Additionally, any options and or restricted stock granted to the Executive shall become fully vested as of the date of the Change of Control Termination. Provided further, the Executive will receive a cash payment equal to the value of any options anticipated to be granted... within three (3) years following the Change of Control Termination.

If any portion of any payment or distribution by the Company, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this section ... shall be subject to the excise tax imposed by section 4999 of the (Internal Revenue) Code, or any interest or penalties are incurred by the Executive with respect to such excise tax... the Company shall pay to the Executive an additional payment (the Gross-up Payment) in an amount such that after the payment of such Excise Tax, including, without limitation, any income tax and excise tax imposed on the Gross-up payment, the Executive retains an amount including the Gross-up Payment equal to the total payment hereunder without regard to the Gross-up Payment.

"Change of Control" shall be deemed to have occurred if at any time or from time to time after the date of this agreement:

   i. Any "person" or "group" ... is or becomes the "beneficial owner" ... directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities... or,

  ii. The stockholders of the Company approve a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company... continuing to represent... more than 50% of the combined voting power of the voting securities or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets...or

 iii. The Company has a change in Board Majority unapproved by at least three-fourths of the directors.

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9.    REMEDIES

The Company recognizes that because of the Executive's special talents, stature, and opportunities in the industry, and because of the creative nature of and compensation practices of the industry and the material impact that individual projects can have on a company's results of operations, in the event of termination by the Company hereunder or in the event of termination by the Executive before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of stock options constitute fair and reasonable provisions for the consequences of such termination, do constitute a penalty and such payments and benefits shall not be limited or reduced by amounts that the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.


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10.  NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or be certified mail, postage pre-paid, or recognized overnight delivery service;

                                    If to the Company:

                                            Infotopia, Inc.
                                            P.O. Box 291
                                            Taunton, MA  02780
                                            Attn.: Marek Lozowicki,
                                            Executive Vice President


                                    If to the Executive:

                                            Mr. Marek Lozowicki
                                            51 School Street
                                            Wayland, MA 01778




11.  FINAL AGREEMENT

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

12.  GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

13.  HEADINGS

Headings in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

14.  BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, distributees and assigns.

15.  SEVERABILITY

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

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16.  ARBITRATION

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such Arbitration shall be concluded in such place as shall be mutually agreed upon by the parties. Within fifteen (15) days of the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

16.  PROTECTION OF THE COMPANY'S INTERESTS

During the term of this Agreement, the Executive shall not directly or indirectly engage in competition with the Company. At no time shall the Executive divulge, furnish, or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of the Company except as necessary in the performance of his duties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


----------------------------------
Marek Lozowicki
Executive's Signature and Acceptance



----------------------------------          ------------------------------
Ernest Zavoral                              Daniel Hoyng
President                                   CEO
Infotopia, Inc.                             Infotopia, Inc.